UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2012

PremierWest Bancorp

(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	000-50332 (Commission File Number)	93 – 1282171 (IRS Employer Identification No.)

503 Airport Road, Medford, Oregon 97504 Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report)

Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2012, PremierWest Bancorp (“PremierWest”) entered into a Securities Purchase Agreement (“SPA”) with Starbuck Bancshares, Inc. (“Starbuck”) and the United States Department of the Treasury (the “U.S. Treasury”). The SPA provides that, subject to the conditions set forth therein, Starbuck will purchase from the U.S. Treasury (the “Securities Purchase”) the PremierWest preferred stock and warrant issued to the U.S. Treasury under the Capital Purchase Program, for $41.4 million in cash, immediately prior to the closing of the merger contemplated in that certain Agreement and Plan of Merger, dated October 29, 2012, among PremierWest, Starbuck and Pearl Merger Sub Corp.

Consummation of the Securities Purchase is subject to the satisfaction or waiver of all conditions to the merger and the receipt of all regulatory approvals, as well as other customary conditions. PremierWest and Starbuck have made customary representations, warranties and covenants in the SPA, and agreed to limit certain payments to PremierWest executives directly related to a change in control.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2012, at the request of Starbuck to comply with the SPA, each of James M. Ford, Tom Anderson and Douglas N. Biddle, as well as certain other executive officers, delivered waivers or restricted share or option cancellation agreements that waived or cancelled certain benefits or payments required under existing compensation arrangements directly related to a change in control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2012	PREMIERWEST BANCORP (Registrant) By: /s/ Douglas N. Biddle Douglas N. Biddle Executive Vice President/Chief Financial Officer